     For Immediate Release
     November 6, 2013

Aleris Reports Third Quarter 2013 Results
CLEVELAND, Ohio – November 6, 2013 – Aleris Corporation today reported results for the three and nine months ended September 30, 2013.

Third Quarter Summary

▪	Net loss attributable to Aleris Corporation of $7 million and Adjusted EBITDA of $68 million

▪	Higher automotive volume in North America and Europe

▪	Global aerospace volume impacted by customer destocking

▪	Lower building and construction volume in North America

▪	Impact of price pressures and tighter scrap spreads continued to impact margins in rolled products

▪	SG&A expenses decreased 15 percent driven by cost reduction initiatives

▪	Positive steps toward aircraft qualifications at our rolling mill in Zhenjiang, China

▪	Major strategic growth projects generating revenue

▪	Liquidity of $551 million as of September 30, 2013

Fourth Quarter Outlook

▪	General uncertainty driving further destocking in addition to normal seasonal slow down

▪	Automotive volume expected to continue to post solid year-over-year improvement

▪	Aerospace inventory overhang will continue to negatively impact plate volume

▪	Continued pressure on price and scrap spreads in rolled products

▪	Continued stabilization and improvements in recycling and specification alloy demand

Aleris reported Adjusted EBITDA of $68 million during the third quarter of 2013 compared to $78 million during the prior year period. Third quarter of 2013 net loss attributable to Aleris Corporation was $7 million compared to net income of $33 million for the third quarter of 2012.

“Strength in automotive continues to be a bright spot for Aleris, as we saw growth in demand for automotive body sheet as well as specification alloy production in the third quarter. Our new automotive facility in Duffel, Belgium is fully operational and enabling us to capture additional share in this critical segment,” said Steve Demetriou, Aleris chairman and chief executive officer. “We continue to face softer demand in aerospace due to short-term customer destocking and some sluggishness in our North American rolled products demand, including building and construction. In the face of these headwinds, we continue to drive productivity initiatives across our operations and focus on the effective execution of our growth initiatives to ensure we are in a position to drive long-term success.”

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons invoiced	486	493	1,481	1,510
Revenue	$1,073	$1,081	$3,311	$3,392
Commercial margin	$423	$426	$1,288	$1,291
Segment income	$82	$92	$253	$292
Net (loss) income attributable to Aleris Corporation	$(7)	$33	$(8)	$114
Adjusted EBITDA	$68	$78	$210	$249

Third Quarter 2013 Results
Adjusted EBITDA totaled $68 million for the third quarter of 2013 compared to $78 million for the third quarter of 2012. Third quarter results were impacted by the following:

▪	tighter scrap spreads and higher costs for purchased slabs were partially offset by improved metal spreads, the combination of which reduced Adjusted EBITDA by approximately $3 million;

▪	lower rolling margins for certain North American and European rolled and extruded products reduced Adjusted EBITDA by approximately $3 million;

▪	lower overall volume and a weaker mix of products sold decreased Adjusted EBITDA by approximately $3 million;

▪	a weaker U.S. dollar reduced Adjusted EBITDA by approximately $3 million; and

▪
productivity gains of approximately $12 million, including the benefits of selling, general and administrative cost savings initiatives and personnel reductions, more than offset the impact of inflation.

Net loss attributable to Aleris Corporation for the third quarter of 2013 was $7 million compared to net income of $33 million for the third quarter of 2012. In addition to the impact of lower Adjusted EBITDA, the $40 million reduction in net income resulted from the following:

▪
a $16 million increase in interest expense associated with the issuance of $500 million 7 7/8% senior notes in October 2012, increased China Loan Facility borrowings and decreased capitalized interest;

▪	an $11 million increase in depreciation expense as many of the Company’s capital investments were recently placed into operation; and

▪	a $3 million increase in stock-based compensation expense.
Partially offsetting these unfavorable items was a $6 million decrease in the provision for income taxes.
In the third quarter of 2013, cash provided by operating activities totaled $33 million, substantially funding capital expenditures of $41 million.
Aleris had $551 million of liquidity at September 30, 2013, which consisted of $480 million of availability under the ABL Facility plus $71 million of cash on hand.

Rolled Products North America (“RPNA”)
RPNA’s segment income decreased to $22 million in the third quarter of 2013 from $30 million in the third quarter of 2012. Segment Adjusted EBITDA decreased to $20 million in the third quarter of 2013 from $30 million in the third quarter of 2012. Performance drivers included:

▪
an 11 percent decline in volume decreased segment Adjusted EBITDA by $4 million. The decrease in volume was primarily due to lower building and construction demand caused by customer destocking and the impact of a 2012 strike at a competitor, which temporarily increased volume during 2012;

▪	tighter scrap spreads and an increased use of primary aluminum due to limited scrap availability reduced segment Adjusted EBITDA by $3 million;

▪	continued pricing pressure from common alloy imports negatively impacted segment Adjusted EBITDA by $2 million; and

▪
inflation in employee costs, energy, freight and paint, as well as additional costs incurred during the start-up of our wide coating facility in Ashville, Ohio were substantially offset by productivity savings from Aleris Operating System initiatives.

Segment Adjusted EBITDA per ton decreased to $223 in the third quarter of 2013 from $291 in the third quarter of 2012. Segment income decreased by $9 million as a result of the factors that impacted segment Adjusted EBITDA as well as a $1 million favorable variance in metal price lag.
Rolled Products Europe (“RPEU”)
RPEU’s segment income decreased to $37 million in the third quarter of 2013 from $43 million in the third quarter of 2012. Segment Adjusted EBITDA decreased to $33 million in the third quarter of 2013 from $40 million in the third quarter of 2012. Performance drivers included:

▪	higher costs for purchased slabs and hardeners, as well as increased use of primary aluminum due to limited scrap availability, reduced segment Adjusted EBITDA by $3 million;

▪
a weaker U.S. dollar reduced segment Adjusted EBITDA by $2 million as the negative impact on the segment’s U.S. dollar-based aerospace and heat exchanger business more than offset the positive impact on the translation of the segment’s results;

▪	inflation in employee, freight and energy costs and production issues more than offset productivity savings, reducing segment Adjusted EBITDA by $1 million; and

▪
volume was flat, excluding volume associated with the Voerde cast house (which was acquired during the third quarter of 2012), as increased automotive, heat exchanger and transportation demand was offset by lower aerospace, distribution, and building and construction volume.

Excluding shipments associated with the Voerde cast house, segment Adjusted EBITDA per ton declined to $456 in the third quarter of 2013 compared to $551 in the third quarter of 2012. The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, partially offset by a $1 million favorable variance in metal price lag.
Rolled Products Asia Pacific (“RPAP”)
RPAP continued to ramp-up production and exceeded second quarter shipment levels, shipping approximately 1,900 tons of plate during the third quarter of 2013. RPAP generated revenue of $8 million, including $4 million of third party sales. Losses in excess of revenue are considered start-up expenses and, as a result, are not included in RPAP’s segment Adjusted EBITDA or segment income.

Extrusions
Extrusions’ third quarter 2013 segment income decreased to $4 million from $6 million in the third quarter of 2012. Segment Adjusted EBITDA for the third quarter of 2013 was consistent with the third quarter of 2012 at $4 million. Volume increased 4 percent as increased demand for automotive and aerospace products offset the impact of the continued weakness in the European economy on demand for building and construction and engineered products. Productivity savings offset inflation in cash conversion costs. The decrease in segment income was driven by the factors that impacted segment Adjusted EBITDA and a $2 million unfavorable variance in metal price lag.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA increased to $16 million in the third quarter of 2013 from $9 million in the third quarter of 2012. Performance drivers included:

▪
a 2 percent increase in overall volume and an improved mix of buy and sell volume resulted in a $3 million increase in segment Adjusted EBITDA. The increase in volume was primarily driven by improved demand for specification alloys from the North American automotive industry;

▪
improved metal spreads increased segment Adjusted EBITDA by $2 million. Scrap purchase prices moderated as more stringent import regulations on scrap sold into China improved scrap flow in North America; and

▪
productivity gains related to furnace and scrap optimization initiatives continued to contribute significantly to the segment’s performance, more than offsetting inflation. Productivity savings, net of inflation, improved segment Adjusted EBITDA by $2 million.

Segment Adjusted EBITDA per ton increased to $73 in the third quarter of 2013 from $43 in the third quarter of 2012.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA decreased to $4 million in the third quarter of 2013 from $5 million in the third quarter of 2012. Performance drivers included:

▪	volume declined 6 percent and reduced segment Adjusted EBITDA by $2 million. The decrease in volume was primarily due to limited scrap availability in our recycling business;

▪	improved metal spreads increased segment Adjusted EBITDA by $1 million; and

▪	productivity gains offset inflation in employee costs.
Segment Adjusted EBITDA per ton declined to $41 in the third quarter of 2013 from $49 in the third quarter of 2012.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2013 include:

▪
Revenues of approximately $3.3 billion compared to approximately $3.4 billion for the prior year period. The decrease was attributable to lower aluminum prices, pricing pressures and lower volume, partially offset by an improved mix of products sold, volume associated with the Voerde cast house and a weaker U.S. dollar.

▪
Adjusted EBITDA decreased to $210 million from $249 million during the prior year period as a result of tighter scrap and metal spreads, lower rolling margins and lower overall volume. Partially offsetting these items were productivity savings, as well as the benefits of previously implemented cost savings initiatives and selling, general and administrative personnel reductions, which more than offset inflation.

▪
Net loss attributable to Aleris Corporation was approximately $8 million, compared to net income of approximately $114 million for the prior year period. The decrease was driven by the factors that drove the decrease in Adjusted EBITDA, as well as increased depreciation, interest, start-up and restructuring expenses, partially offset by a decrease in the provision for taxes.

▪
Cash used by operating activities totaled $17 million compared to cash provided by operating activities of $92 million during the prior year period. The decrease was due to the reduction in earnings and the settlement of an income tax audit by a non-U.S. taxing jurisdiction.

▪	Capital expenditures decreased to $183 million, from $286 million during the prior year period as many of the Company’s projects have been placed into operation or are near completion.
Outlook
We estimate fourth quarter 2013 segment income and Adjusted EBITDA will be lower than the third quarter of 2013 due to normal seasonality and lower than the fourth quarter of 2012 as a result of customer destocking due to excess aerospace plate inventory and general economic uncertainty going into the fiscal year-end. Weaker demand from the global aerospace industry is expected over the next few quarters as aircraft manufacturers continue to look to destock current high levels of raw material inventory. In addition, given the current LME price of aluminum, we expect scrap spreads in our North American rolled products business will continue to be tight. However, we expect metal spreads for specification alloys in North America will be consistent with the third quarter of 2013 and higher than the fourth quarter of 2012. Automotive demand and volume is also expected to improve in the fourth quarter of 2013. Capital expenditures during the fourth quarter of 2013 are expected to be lower than the fourth quarter of 2012 as we return to more normalized levels, and we have revised our 2013 annual capital expenditures target to $250 million. As we continue to move through 2013 and into 2014, we expect to continue to see a greater impact from our strategic growth initiatives as we qualify more customers and ramp-up volume.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 6, 2013 at 9:00 a.m. Eastern Standard Time. Steven J. Demetriou, chairman and chief executive officer, and Sean M. Stack, executive vice president and chief financial officer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID #91394101. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements.

Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing, an inability to access the credit or capital markets or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring items, net, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$1,073.4	$1,081.0	$3,311.1	$3,392.2
Cost of sales	992.7	960.8	3,067.1	3,018.4
Gross profit	80.7	120.2	244.0	373.8
Selling, general and administrative expenses	56.4	66.5	176.4	195.0
Restructuring charges	1.0	0.6	11.4	1.1
(Gains) losses on derivative financial instruments	(2.3)	1.3	(21.4)	3.3
Other operating expense, net	0.8	0.2	0.4	1.0
Operating income	24.8	51.6	77.2	173.4
Interest expense, net	26.2	10.7	71.8	33.8
Other expense, net	4.4	0.9	3.7	0.4
(Loss) income before income taxes	(5.8)	40.0	1.7	139.2
Provision for income taxes	1.3	7.5	9.0	25.6
Net (loss) income	(7.1)	32.5	(7.3)	113.6
Net income (loss) attributable to noncontrolling interest	0.2	(0.3)	0.8	(0.9)
Net (loss) income attributable to Aleris Corporation	$(7.3)	$32.8	$(8.1)	$114.5

Net (loss) income available to common stockholders	$(7.4)	$30.2	$(8.4)	$111.2
Basic (loss) earnings per share	$(0.24)	$0.97	$(0.27)	$3.58
Diluted (loss) earnings per share	$(0.24)	$0.91	$(0.27)	$3.33
Dividend declared per common share	$—	$—	$10.00	$—

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Segment income (loss):
RPNA	$21.5	$30.3	$77.6	$91.2
RPEU	37.1	42.6	114.9	126.4
RPAP	—	—	(0.2)	—
Extrusions	4.3	5.6	11.9	16.5
RSAA	15.7	9.2	39.1	40.4
RSEU	3.7	4.7	10.1	17.4
Total segment income	82.3	92.4	253.4	291.9

Depreciation and amortization	(31.4)	(20.0)	(93.3)	(59.2)
Corporate general and administrative expenses, excluding depreciation, amortization, start-up expenses and other expenses	(14.8)	(12.9)	(36.1)	(42.7)
Restructuring charges	(1.0)	(0.6)	(11.4)	(1.1)
Interest expense, net	(26.2)	(10.7)	(71.8)	(33.8)
Unallocated (losses) gains on derivative financial instruments	(3.2)	(0.7)	(3.0)	2.8
Unallocated currency exchange (losses) gains	(2.7)	0.7	(2.7)	(0.2)
Start-up expenses	(7.6)	(7.9)	(31.0)	(16.9)
Other expense, net	(1.2)	(0.3)	(2.4)	(1.6)
(Loss) income before income taxes	$(5.8)	$40.0	$1.7	$139.2

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Invoiced metric tons:
RPNA	91.2	102.2	286.7	304.8
RPEU (1)	84.6	78.5	264.1	222.8
RPAP	1.9	—	3.1	—
Extrusions	17.4	16.8	53.2	53.4
RSAA	216.1	211.1	648.0	662.6
RSEU	90.0	95.5	278.7	295.9
Intersegment shipments	(15.4)	(10.9)	(52.8)	(29.8)
Total invoiced metric tons	485.7	493.2	1,481.0	1,509.7

(1) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, metric tons were 72.7 and 71.9 for the three months ended September 30, 2013 and 2012, respectively, and 225.5 and 216.2 for the nine months ended September 30, 2013 and 2012, respectively.

Revenues:
RPNA	$293.6	$328.8	$931.1	$1,003.3
RPEU	356.2	330.6	1,104.1	1,008.7
RPAP	7.9	—	13.7	—
Extrusions	90.1	89.1	273.1	276.7
RSAA	232.5	219.1	705.5	732.4
RSEU	134.6	142.8	429.8	456.8
Intersegment revenues	(41.5)	(29.4)	(146.2)	(85.7)
Total revenues	$1,073.4	$1,081.0	$3,311.1	$3,392.2

Segment commercial margin:
RPNA	$111.5	$123.6	$351.5	$368.1
RPEU	150.0	148.7	460.0	434.4
RPAP	—	—	(0.2)	—
Extrusions	41.3	39.9	123.2	121.8
RSAA	75.9	69.7	217.6	223.3
RSEU	44.6	44.2	136.2	142.1
Total segment commercial margin	$423.3	$426.1	$1,288.3	$1,289.7

Segment commercial margin per metric ton:
RPNA	$1,222.5	1,209.6	1,226.1	1,207.7
RPEU	1,773.1	1,894.4	1,741.5	1,950.2
RPAP	*	—	*	—
Extrusions	2,369.9	2,371.9	2,313.6	2,280.4
RSAA	351.5	330.0	335.7	336.9
RSEU	495.1	463.2	488.6	480.2

Segment Adjusted EBITDA:
RPNA	$20.4	$29.7	$74.4	$88.2
RPEU	33.1	39.8	101.3	119.3
RPAP	—	—	(0.2)	—
Extrusions	4.3	4.1	10.6	13.8
RSAA	15.7	9.2	39.1	40.4
RSEU	3.7	4.7	10.1	17.4
Corporate	(9.6)	(9.1)	(25.2)	(30.5)
Total Adjusted EBITDA	$67.6	$78.4	$210.1	$248.6

Segment Adjusted EBITDA per metric ton:
RPNA	$223.4	$290.7	$259.5	$289.3
RPEU (2)	391.6	507.4	383.5	535.4
RPAP	*	—	*	—
Extrusions	248.7	243.7	199.0	257.8
RSAA	72.8	43.4	60.4	61.0
RSEU	41.2	49.2	36.2	58.8
Aleris Corporation	139.2	159.0	141.9	164.6

(2) Excluding shipments from our Voerde cast house and to the Zhenjiang rolling mill, Adjusted EBITDA per metric ton was $455.6 and $554.1 for the three months ended September 30, 2013 and 2012, respectively, and $449.1 and $551.7 for the nine months ended September 30, 2013 and 2012, respectively.

* Result is not meaningful.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$71.3	$592.9
Accounts receivable (net of allowances of $11.7 and $8.1 at September 30, 2013 and December 31, 2012, respectively)	456.7	384.0
Inventories	724.3	683.4
Deferred income taxes	12.9	12.9
Prepaid expenses and other current assets	25.4	26.3
Total Current Assets	1,290.6	1,699.5
Property, plant and equipment, net	1,128.4	1,077.0
Intangible assets, net	44.0	45.6
Deferred income taxes	36.8	36.8
Other long-term assets	66.8	59.3
Total Assets	$2,566.6	$2,918.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$359.5	$341.2
Accrued liabilities	217.3	302.4
Deferred income taxes	12.0	12.0
Current portion of long-term debt	12.9	9.0
Total Current Liabilities	601.7	664.6
Long-term debt	1,225.4	1,218.9
Deferred income taxes	9.9	8.8
Accrued pension benefits	255.3	258.2
Accrued postretirement benefits	49.8	52.0
Other long-term liabilities	75.0	75.9
Total Long-Term Liabilities	1,615.4	1,613.8
Redeemable noncontrolling interest	5.6	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,216,263 and 31,097,272 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	399.1	573.9
Retained (deficit) earnings	(18.5)	122.1
Accumulated other comprehensive loss	(37.4)	(62.4)
Total Aleris Corporation Equity	343.5	633.9
Noncontrolling interest	0.4	0.2
Total Equity	343.9	634.1
Total Liabilities and Equity	$2,566.6	$2,918.2

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating activities
Net (loss) income	$(7.1)	$32.5	$(7.3)	$113.6
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	31.4	20.0	93.3	59.2
(Benefit from) provision for deferred income taxes	(0.8)	1.3	1.1	8.3
Stock-based compensation expense	5.8	2.8	11.2	8.1
Unrealized losses (gains) on derivative financial instruments	3.2	0.5	2.9	(3.2)
Currency exchange losses (gains) on debt	2.8	(0.4)	2.4	0.5
Amortization of debt issuance costs	1.9	1.6	5.8	4.7
Other	(2.6)	(0.8)	(3.2)	(1.1)
Changes in operating assets and liabilities:
Change in accounts receivable	44.0	0.2	(68.1)	(97.4)
Change in inventories	(7.6)	11.3	(31.9)	(41.5)
Change in other assets	2.1	(6.0)	(12.9)	(7.7)
Change in accounts payable	(24.8)	(0.1)	28.2	69.6
Change in accrued liabilities	(14.8)	(7.1)	(38.8)	(21.1)
Net cash provided (used) by operating activities	33.5	55.8	(17.3)	92.0
Investing activities
Payments for property, plant and equipment	(40.6)	(96.7)	(182.8)	(285.5)
Purchase of a business	—	(8.5)	—	(21.5)
Other	(0.3)	0.3	1.3	(0.2)
Net cash used by investing activities	(40.9)	(104.9)	(181.5)	(307.2)
Financing activities
Proceeds from the ABL facility	20.4	—	20.4	—
Payments on the ABL facility	(20.4)	—	(20.4)	—
Proceeds from the Zhenjiang term loans	—	24.1	0.2	88.5
Proceeds from the Zhenjiang revolver	—	—	4.1	—
Net (payments on) proceeds from other long-term debt	(0.9)	(0.2)	(2.8)	2.0
Redemption of noncontrolling interest	—	—	(8.9)	—
Dividend paid	—	—	(313.0)	—
Other	(1.0)	(0.8)	(3.9)	(1.8)
Net cash (used) provided by financing activities	(1.9)	23.1	(324.3)	88.7
Effect of exchange rate differences on cash and cash equivalents	2.1	1.4	1.5	0.9
Net decrease in cash and cash equivalents	(7.2)	(24.6)	(521.6)	(125.6)
Cash and cash equivalents at beginning of period	78.5	130.4	592.9	231.4
Cash and cash equivalents at end of period	$71.3	$105.8	$71.3	$105.8

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$67.6	$78.4	$210.1	$248.6
Unrealized (losses) gains on derivative financial instruments	(3.2)	(0.5)	(2.9)	3.2
Impact of recording assets at fair value through fresh-start and purchase accounting	—	0.2	0.1	0.8
Restructuring charges	(1.0)	(0.6)	(11.4)	(1.1)
Unallocated currency exchange (losses) gains on debt	(1.1)	1.0	(1.3)	(0.3)
Stock-based compensation expense	(5.8)	(2.8)	(11.2)	(8.1)
Start-up expenses	(7.6)	(7.9)	(31.0)	(16.9)
Favorable metal price lag	5.1	4.7	18.0	12.1
Other	(2.4)	(1.5)	(4.4)	(5.2)
EBITDA	51.6	71.0	166.0	233.1
Interest expense, net	(26.2)	(10.7)	(71.8)	(33.8)
Provision for income taxes	(1.3)	(7.5)	(9.0)	(25.6)
Depreciation and amortization	(31.4)	(20.0)	(93.3)	(59.2)
Net (loss) income attributable to Aleris Corporation	(7.3)	32.8	(8.1)	114.5
Net income (loss) attributable to noncontrolling interest	0.2	(0.3)	0.8	(0.9)
Net (loss) income	(7.1)	32.5	(7.3)	113.6
Depreciation and amortization	31.4	20.0	93.3	59.2
(Benefit from) provision for deferred income taxes	(0.8)	1.3	1.1	8.3
Stock-based compensation expense	5.8	2.8	11.2	8.1
Unrealized losses (gains) on derivative financial instruments	3.2	0.5	2.9	(3.2)
Currency exchange losses (gains) on debt	2.8	(0.4)	2.4	0.5
Amortization of debt issuance costs	1.9	1.6	5.8	4.7
Other	(2.6)	(0.8)	(3.2)	(1.1)
Change in operating assets and liabilities:
Change in accounts receivable	44.0	0.2	(68.1)	(97.4)
Change in inventories	(7.6)	11.3	(31.9)	(41.5)
Change in other assets	2.1	(6.0)	(12.9)	(7.7)
Change in accounts payable	(24.8)	(0.1)	28.2	69.6
Change in accrued liabilities	(14.8)	(7.1)	(38.8)	(21.1)
Net cash provided (used) by operating activities	$33.5	$55.8	$(17.3)	$92.0

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
RPNA
Segment income	$21.5	$30.3	$77.6	$91.2
Favorable metal price lag	(1.2)	(0.6)	(3.2)	(3.0)
Segment Adjusted EBITDA (1)	$20.4	$29.7	$74.4	$88.2

RPEU
Segment income	$37.1	$42.6	$114.9	$126.4
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	(0.2)	(0.1)	(0.7)
Favorable metal price lag	(4.0)	(2.6)	(13.5)	(6.4)
Segment Adjusted EBITDA (1)	$33.1	$39.8	$101.3	$119.3

RPAP
Segment loss	$—	$—	$(0.2)	$—
Segment Adjusted EBITDA (2)	—	—	(0.2)	—

Extrusions
Segment income	$4.3	$5.6	$11.9	$16.5
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	—	—	(0.1)
Favorable metal price lag	—	(1.5)	(1.3)	(2.7)
Segment Adjusted EBITDA (1)	$4.3	$4.1	$10.6	$13.8

RSAA
Segment income	$15.7	$9.2	$39.1	$40.4
Segment Adjusted EBITDA (2)	15.7	9.2	39.1	40.4

RSEU
Segment income	$3.7	$4.7	$10.1	$17.4
Segment Adjusted EBITDA (2)	3.7	4.7	10.1	17.4

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment (loss) income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Segment Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
RPNA
Segment revenues	$293.6	$328.8	$931.1	$1,003.3
Hedged cost of metal	(180.9)	(204.6)	(576.4)	(632.2)
Favorable metal price lag	(1.2)	(0.6)	(3.2)	(3.0)
Segment commercial margin	$111.5	$123.6	$351.5	$368.1

RPEU
Segment revenues	$356.2	$330.6	$1,104.1	$1,008.7
Hedged cost of metal	(202.2)	(179.3)	(630.6)	(567.9)
Favorable metal price lag	(4.0)	(2.6)	(13.5)	(6.4)
Segment commercial margin	$150.0	$148.7	$460.0	$434.4

RPAP
Segment revenues	$7.9	$—	$13.7	$—
Hedged cost of metal	(7.9)	—	(13.9)	—
Segment commercial margin	$—	$—	$(0.2)	$—

Extrusions
Segment revenues	$90.1	$89.1	$273.1	$276.7
Hedged cost of metal	(48.8)	(47.7)	(148.6)	(152.2)
Favorable metal price lag	—	(1.5)	(1.3)	(2.7)
Segment commercial margin	$41.3	$39.9	$123.2	$121.8

RSAA
Segment revenues	$232.5	$219.1	$705.5	$732.4
Hedged cost of metal	(156.6)	(149.4)	(487.9)	(509.1)
Segment commercial margin	$75.9	$69.7	$217.6	$223.3

RSEU
Segment revenues	$134.6	$142.8	$429.8	$456.8
Hedged cost of metal	(90.0)	(98.6)	(293.6)	(314.7)
Segment commercial margin	$44.6	$44.2	$136.2	$142.1